UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On March 25, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by Yahoo! Finance:

Kohl's activist investors: A deal needs to happen here

Yahoo! Finance

By Brian Sozzi

March 25, 2022

The battle for Kohl's (KSS) to sell itself rages on.

In one corner are noted activist investors Macellum Capital Management and Engine Capital. In the other, the long underperforming executive team at Kohl's.

To be sure, Kohl's isn't going quietly into the private market sunset.

The struggling retailer rejected two buyout offers in January and then enacted a poison pill to thwart perceived low-ball bids. Then earlier this month, Kohl's held an investor day to try and hype up management's turnaround efforts.

The off-mall retailer said it aims to generate $2 billion in sales by opening 850 Sephora cosmetics shops inside of its stores. The company added it will shoot for opening 100 small format Kohl's stores over the next four years.

As for long-term guidance, Kohl's sees low-single digit percentage sales growth and mid- to high-single digit EPS growth.

Kohl's shares promptly crashed 12% on its March 7 investor day.

Perhaps realizing it made an execution mistake in handling credible deal offers, Kohl's issued yet another press release.

"The Board acknowledged receipt of multiple preliminary indications of interest. The proposals received are non-binding and without committed financing," Kohl's said in a March 21 statement.

While this saga continues to play out in public markets, here's what the two activist investors pushing for a sale of Kohl's told Yahoo Finance Live this week.

Jonathan Duskin, Macellum Capital Management CEO

Macellum has been waging an activist battle against Kohl's leadership for over a year. Duskin has nominated an entire new slate of members — including himself — to the company's board ahead of its May 11 annual meeting.

"We are running full steam ahead. It's important, I think, that we keep the pressure on them [Kohl's] to make sure that they do conduct this process in a full and fair and transparent manner. So we're still going ahead with our strategy to run a control slate [of the board]. And I really think the company has two avenues. One, sell the business, and two, go to a contested election, and obviously, we don't think they'll fare very well there. We think the case for change is pretty compelling, particularly if they don't accept one of these offers in the $70s. That would be a material premium to the unaffected unadjusted price of $46."

Arnaud Ajdler, Engine Capital managing partner

The noted activist firm shredded Kohl's management in a scathing letter in December 2021.

"Kohl's has been an interesting situation. We have advocated for the company to start the process and sell itself. They are finally doing it," Ajdler said. "We give an estimate of $75 a share for Kohl's. We think it's appropriately increasing the value of the company. We know people today are talking maybe high $60 or low $70s. So we are not far away from the $75 estimate. I think shareholders are better off taking the high $60s and low $70s. I think the company at the last analyst day a few weeks ago fell. I think it was the market telling the company they don't like the prospects of the company."

Kohl's responded to Ajdler's latest comments.

"We believe our strategy will create significant value for shareholders, but as we have said publicly several times, our Board is actively engaging with potential bidders to ensure we are pursuing the path that delivers maximum value for shareholders. We are disappointed that Engine Capital continues to promote misleading commentary about our company. They cite Kohl’s single day stock performance that corresponded with a global market decline driven by heightened concerns of war in the Ukraine and a surge in global oil prices. We would note that a direct peer was down more than Kohl’s on the same day. Regarding our go-forward strategy (as articulated in our Q4 earnings and investor day), we have received positive feedback from shareholders and analysts, and to underscore this, since those communications the average analyst estimate for Kohl’s 2022 EPS has increased by 10%," a spokesman for Kohl's told Yahoo Finance via email.